MURPHY CANYON ACQUISITION CORP.

January 26, 2023

Mr. Martin Hanan, CFA
ValueScope Inc.
950 E. State Highway 114
Suite 120
Southlake, TX 76092

RE: Consent to use ValueScope Inc. report and name.

ValueScope Inc.:

ValueScope Inc. ("ValueScope") prepared fairness analysis discussion materials dated October 28, 2022 (the "Report") for the Murphy Canyon Acquisition Corp. ("MURF"). Pursuant to the Report, MURF may not distribute or publicly disclose the Report, in whole or in part, to any other party without the prior written consent of ValueScope. The purpose of this letter is to request such consent from ValueScope. Please execute this letter below where indicated granting such consent and return to me. Thank you.

MURPHY CANYON ACQUISITION CORP.

DocuSigned by:

By: ______________________________________
BE0B9AB7DF92425...
Name: Jack K. Heilbron
Title: Chief Executive Officer

By its signature below, ValueScope Inc. hereby grants consent to Murphy Canyon Acquisition Corp. (and its affiliates) to use the Report, in whole or in part, and the ValueScope Inc. name in its filings with the U.S. Securities and Exchange Commission.

VALUESCOPE INC.

By: ValueScope, Inc.